EXHIBIT 10.6




                                February 29, 1996

EMCON
400 South El Camino Real
Suite 1200
San Mateo, CA  94402
Attn:  R. Michael Momboisse, CFO

         RE:      FIXED RATE AMORTIZING OPTION AGREEMENT

Dear Mr. Momboisse:

          As of this date, EMCON has entered into a Credit Agreement with The Bank of California, N. A. ("Bank") pursuant to which EMCON has a $10,000,000 term loan facility ("Term Loan"), the terms and conditions of which are governed by the Credit Agreement, a Term Loan Note, and various other documents ("Loan Documents"). In conjunction with your Term Loan, Bank is pleased to offer you a chance to participate in a special commercial pricing program.

         1.       AVAILABILITY AND MATURITY

          Bank usually extends financing based on a fluctuating rate that changes with the rate the Bank announces to be in effect from time to time as its prime rate ("Prime Rate"). The Prime Rate is a rate set by Bank based on various factors, including general economic and market conditions, and is used as a reference point in pricing certain loans. Bank may price its loans at, above or below the Prime Rate.

          In contrast, Bank's Amortizing Term Loan Fixed Rate ("ATLF Rate") is a fixed rate (more fully defined below) the Bank offers from time to time which, if you accept this proposal will apply to all or such portion of the principal amount outstanding under the Term Loan ("Covered Amount") and for such time periods as you and Bank shall mutually agree. Pricing tied to the ATLF Rate is available for one period of 12 to 84 months duration (the "Period"); provided, however, that the last day of the Period must coincide with the scheduled maturity date of the Term Loan. This pricing may be applied to Covered Amounts in a minimum of $1,000,000 and additional increments of $500,000 outstanding under the Term Loan.

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          Bank's ATLF Rate is a rate comprised of (a) the blended rate per annum which Bank calculates in good faith, at which funds in the amount of the Covered Amount with an amortization schedule comparable to that required by the terms of the Term Loan would be available to Bank in the ordinary course of Bank's business on the first day of the Period, adjusted for the then maximum reserve, capital adequacy, deposit insurance, and similar requirements that under any circumstance could be applicable to Bank pursuant to applicable law or regulation, and other amounts associated with Bank's costs and desired return; plus (b) a margin equal to one and one-half percent (1.50%).

          The ATLF Rate is available and may be accepted only at the time quoted by Bank. Due to changes in legal, regulatory, economic or market conditions, Bank may at any time determine that the ATLF Rate is not available, and thus, may be unable to offer such a rate.

         2.       QUOTE, THE ATLF RATE, AND PAYMENTS

          For a quote of the ATLF Rate which would apply to the specified Covered Amount and Period, you may call Bank's San Mateo Regional Office between 8:00 a.m. and 11:00 a.m. Pacific time on any day on which such office and Bank's San Francisco Main Office are open for business to the public. If you accept the ATLF Rate when offered, that rate will apply to such Covered Amount for the entire Period.

          During the Period, you agree to pay interest on the Covered Amount at the ATLF Rate on the last day of each consecutive month, beginning the first such date after the commencement of the Period, and continuing through and on the maturity date for the Term Loan, whether scheduled or accelerated ("Maturity Date"). Each regularly scheduled principal payment date under the Term Loan is a "Principal Payment Date." During each Period, you must maintain under your Term Loan a portion of the principal balance which is not a Covered Amount under any of your rate option agreements with Bank sufficient to cover each scheduled instalment of principal coming due under the Term Loan. Should you have any obligation under any other Loan Document to repay any portion of the Term Loan ("Obligation") that would conflict with your obligation under the preceding sentence ("Maintenance Obligation"), you shall nevertheless comply with the Obligation and not with the Maintenance Obligation, and you shall not be deemed in default hereunder. Nonetheless, payment of the Obligation shall be deemed to be a "Prepayment", as defined below, to the extent it repays a portion of a Covered Amount under this or any of your other rate option agreements you may have with Bank.

          Bank's records of the date, Covered Amount, ATLF Rate, Period, and all payments of principal and interest, and all other payments and amounts due under this letter agreement shall be conclusive and binding on you, absent obvious error.


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         3.       PREPAYMENT LIMITATION

          Do not sign this letter agreement before you read it. This letter agreement provides for payment of liquidated damages if you wish to repay the loan (Covered Amount) prior to the date provided for repayment under the Term Loan.

          Bank establishes the ATLF Rate with the understanding it will apply to the Covered Amount for the entire Period. If, for any reason, including without limitation, acceleration, foreclosure or prepayment, Bank receives all or any portion of a Covered Amount (each a "Prepayment") prior to the Maturity Date (but excluding each payment of principal required under the Term Loan which is paid on its applicable Principal Payment Date), then in consideration thereof, you shall pay to Bank on demand:

          a. The amount ("Prepayment Liquidated Damages"), if any, by which the additional interest that would have been payable on the Prepayment exceeds the interest the Bank would receive had it placed an amount equal to the Prepayment in the types of United States Treasury securities described in the calculation below. The date the Prepayment is received by Bank in immediately available funds is the "Prepayment Effective Date". The amount of Prepayment Liquidated Damages will be calculated in accordance with the following formula, with all Prepayments applied first to the remote instalment(s) of principal then unpaid under the Term Loan:

                  Prepayment Liquidated Damages = P x (L-T) x N

                  Where

                           P =    the total dollar amount of the Prepayment;

                           N = the weighted average number of years remaining to maturity from the Prepayment Effective Date for P, where each successive year ("Year") used to calculate N is measured at its midpoint (i.e, 0.5 years,
                                  1.5 years, 2.5 years,  etc.) and is weighted
                                  by   the   cumulative   dollar   amount   of
                                  Prepayments   applied   during   that  Year,
                                  rounded to the next highest half-year;

                           L = the ATLF Rate expressed in annualized decimal form ("annualized" means not modified for number of days);

                           T = the "annualized" fixed rate for a United States Treasury security with a maturity equal to N where the rate is quoted on a bond equivalent basis (that is, the security is deemed to require semi-annual interest payments with interest calculated on an actual 365/366-day basis) in decimal form. T will be calculated by interpolating the


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                                  rates  for  Treasury   constant   maturities
                                  included in the H.15 statistical release published by the Federal Reserve for the latest weekly period prior to the Prepayment Effective Date.



          Bank may rely upon reports transmitted by the Dow Jones Telerate service, the Bloomberg Financial Markets, Commodities, and News service, or any other news service it deems reputable to timely obtain values for rates on Treasury constant maturities. If the prepayment calculation requires the rate for a maturity that is not available in the H.15 Treasury constant maturities or if the H.15 release is unavailable, Bank at its discretion may substitute market yields on United States Treasury securities that it deems to be a current issue with the appropriate maturity required to obtain the interpolated rate defined by T. In a case where market yields on current issue Treasury securities are utilized, Bank will use yield values for the business day prior to the Prepayment Effective Date and may depend upon such values reported by a financial news service Bank deems reputable.

          If T is greater than or equal to L at the time of calculation, no payment of any kind is required.

               b. Any other out of pocket costs to Bank associated with funding or maintaining the Covered Amount.

          Bank shall provide you a statement of the amount payable on account of each Prepayment, which statement shall be a conclusive and binding determination of the amount owed by you for such Prepayment, absent obvious error.

          You acknowledge that any Prepayment may result in Bank incurring additional costs, expenses or liabilities. Therefore, you agree to pay the above-described liquidated damages and agree that said amount is a reasonable estimate of the costs, expenses and liabilities of Bank associated with each Prepayment.

         4.       RESERVES, DEPOSIT INSURANCE, CAPITAL ADEQUACY

          You shall additionally compensate Bank upon demand for all costs incurred, or losses suffered, including without limitation lost profits, by reason of:

          a. any and all increases in reserve, deposit insurance, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) the assets or liabilities of Bank,


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          deposits with or for the account of Bank, or loans by Bank, imposed by any governmental or regulatory authority (whether or not having the force of law) in connection with a Covered Amount bearing interest at the ATLF Rate; or

          b. compliance by Bank with any direction, requirement or request from any governmental or regulatory authority (whether or not having the force of law) in connection with a Covered Amount bearing interest at the ATLF Rate to the extent any such costs have not been previously blended or adjusted into the ATLF Rate.

          Bank shall provide you a written statement of the amount and basis of its request for compensation under this Section, which statement shall be a conclusive and binding determination of the amount owed by you, absent obvious error.

         5.       GENERAL PROVISIONS

          a. To the extent interest rates, prepayment provisions and times for payment of interest established under this letter agreement are different than the terms of the note evidencing the Term Loan, the terms of this letter agreement shall prevail. All other provisions of the Loan Documents remain in full force and effect.

          b. This letter agreement shall be governed by the laws of the State of California.

          c. This letter agreement, and all confirmations provided hereunder, evidence the entire agreement of the parties on the matters covered herein, and supersede all prior understandings and agreements.

          If you would like to participate in the Bank's ATLF Rate Option program, please execute the enclosed duplicate original of this letter and return it to Bank, on or before February 29, 1996, at which time the option granted in this letter will otherwise expire.

          Bank is pleased to serve you.


                      Very truly yours,

                      THE BANK OF CALIFORNIA, N.A.

                      By:     /S/
                              ---------------------
                             Marie T. Wiseman, V.P.


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                              ACCEPTED AND AGREED:

EMCON


By:        /s/
          ---------------------
Name:     R. Michael Momboisse
Title:    CFO & V.P. - Legal

Dated: February 29, l996


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